Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Second Quarter Ended June 30, 2016

MECHANICSBURG, PENNSYLVANIA — August 4, 2016 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2016.

For the second quarter ended June 30, 2016, net operating revenues increased 23.7% to $1,097.6 million, compared to $887.1 million for the same quarter, prior year.  Income from operations was $101.1 million for the second quarter ended June 30, 2016, compared to $85.0 million for the same quarter, prior year.  Net income was $40.9 million for the second quarter ended June 30, 2016, compared to $40.1 million for the same quarter, prior year.  Earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries (“Adjusted EBITDA”) for the second quarter ended June 30, 2016 increased 23.1% to $141.5 million, compared to $114.9 million for the same quarter, prior year.  During the second quarter ended June 30, 2016, we incurred Adjusted EBITDA losses associated with the closure of two specialty hospitals and Adjusted EBITDA losses for start-up hospitals approximating $9.4 million. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Net income attributable to Select Medical was $33.9 million for the second quarter ended June 30, 2016, which includes a pre-tax non-operating gain of $13.0 million, compared to $36.9 million for the same quarter, prior year. Income per common share for the second quarter ended June 30, 2016 was $0.26 on a fully diluted basis, compared to income per common share of $0.28 for the same period, prior year. Excluding the non-operating gain and related tax effects, adjusted income per common share was $0.23 per diluted share for the second quarter ended June 30, 2016. A reconciliation of income per common share to adjusted income per common share for the second quarter ended June 30, 2016 is presented in table IX of this release.

For the six months ended June 30, 2016, net operating revenues increased 29.9% to $2,186.0 million, compared to $1,682.4 million for the same period, prior year.  Income from operations was $187.9 million for the six months ended June 30, 2016, compared to $164.3 million for the same period, prior year.  Net income was $100.8 million for the six months ended June 30, 2016, compared to $77.3 million for the same period, prior year. Adjusted EBITDA for the six months ended June 30, 2016 increased 26.3% to $270.1 million, compared to $213.8 million for the same period, prior year.  During the six months ended June 30, 2016, we incurred Adjusted EBITDA losses associated with the closure of two specialty hospitals and Adjusted EBITDA losses for start-up hospitals approximating $13.7 million.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Net income attributable to Select Medical was $88.8 million for the six months ended June 30, 2016, which includes a pre-tax non-operating gain of $38.1 million and a pre-tax loss on early retirement of debt of $0.8 million, compared to $72.0 million for the same period, prior year. Income per common share for the six months ended June 30, 2016 was $0.68 on a fully diluted basis, compared to income per common share of $0.55 for the same period, prior year. Excluding the non-operating gain and loss of early retirement of debt, and related tax effects, adjusted income per common share was $0.43 per diluted share for the six months ended June 30, 2016. A reconciliation of income per common share to adjusted income per common share for the six months ended June 30, 2016 is presented in table IX of this release.

Specialty Hospitals Segment

For the second quarter ended June 30, 2016, net operating revenues for the specialty hospitals segment decreased to $585.8 million, compared to $592.3 million for the same quarter, prior year. Income from operations for the specialty hospitals segment decreased to $68.9 million for the second quarter ended June 30, 2016, compared to $78.0 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospitals segment decreased to $82.7 million for the second quarter ended June 30, 2016, compared to $91.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.1% for the second quarter ended June 30, 2016, compared to 15.4% for the same quarter, prior year.  The Adjusted EBITDA results for the specialty hospitals segment include Adjusted EBITDA losses for start-up hospitals of approximately $6.6 million and $2.8 million of Adjusted EBITDA losses related to closed hospitals in the second quarter ended June 30, 2016. In the same quarter, prior year we incurred approximately $3.3 million of Adjusted EBITDA losses for start-up hospitals and $1.4 million of Adjusted EBITDA losses related to closed hospitals. Certain specialty hospitals key statistics for both the second quarters ended June 30, 2016 and 2015 are presented in table VI of this release.

For the six months ended June 30, 2016, net operating revenues for the specialty hospitals segment decreased to $1,184.8 million, compared to $1,191.1 million for the same period, prior year. Income from operations for the specialty hospitals segment decreased to $141.8 million for the second quarter ended June 30, 2016, compared to $161.3 million for the same quarter, prior year. Adjusted EBITDA for the specialty hospitals segment for the six months ended June 30, 2016 decreased to $169.5 million, compared to $187.9 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 14.3% for the six months ended June 30, 2016, compared to 15.8% for the same period, prior year. The Adjusted EBITDA results for the specialty hospitals segment include Adjusted EBITDA losses for start-up hospitals of approximately $10.5 million and $3.2 million of Adjusted EBITDA losses related to closed hospitals in the six months ended June 30, 2016. In the same period, prior year we incurred approximately $8.8 million of Adjusted EBITDA losses for start-up hospitals and $0.8 million of Adjusted EBITDA losses related to closed hospitals. Certain specialty hospitals key statistics for both the six months ended June 30, 2016 and 2015 are presented in table VII of this release.

Outpatient Rehabilitation Segment

The financial results of the outpatient rehabilitation segment include the contract therapy business through March 31, 2016 and Physiotherapy beginning March 4, 2016.

For the second quarter ended June 30, 2016, net operating revenues for the outpatient rehabilitation segment increased 23.6% to $256.9 million, compared to $207.8 million for the same quarter, prior year.  Income from operations for the outpatient rehabilitation segment increased 25.0% to $31.9 million for the second quarter ended June 30, 2016, compared to $25.5 million for the same quarter, prior year.  Adjusted EBITDA for the segment increased 32.8% to $38.1 million for the second quarter ended June 30, 2016, compared to $28.7 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.8% for the second quarter ended June 30, 2016, compared to 13.8% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the second quarters ended June 30, 2016 and 2015 are presented in table VI of this release.

For the six months ended June 30, 2016, net operating revenues for the outpatient rehabilitation segment increased 22.5% to $495.0 million, compared to $404.2 million for the same period, prior year.  Income from operations for the outpatient rehabilitation segment increased 27.5% to $56.8 million for the second quarter ended June 30, 2016, compared to $44.5 million for the same quarter, prior year.  Adjusted EBITDA for the outpatient rehabilitation segment for the six months ended June 30, 2016 increased 31.8% to $67.0 million, compared to $50.9 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 13.5% for the six months ended June 30, 2016, compared to 12.6% for the same period, prior year.  Certain outpatient rehabilitation key statistics for both the six months ended June 30, 2016 and 2015 are presented in table VII of this release.

Concentra Segment

The financial results of Concentra, which is operated through a joint venture subsidiary, are consolidated with Select Medical’s commencing on the acquisition date of June 1, 2015.

For the second quarter ended June 30, 2016, net operating revenues for the Concentra segment were $254.9 million, compared to $86.8 million for the same quarter, prior year. Income from operations for the Concentra segment was $27.9 million for the second quarter ended June 30, 2016, compared to $2.3 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment was $43.0 million for the second quarter ended June 30, 2016, compared to $11.2 million for the second quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 16.9% for the second quarter ended June 30, 2016, compared to 12.9% for the same quarter, prior year. Certain Concentra key statistics for both the second quarters ended June 30, 2016 and 2015 are presented in table VI of this release.

For the six months ended June 30, 2016, net operating revenues for the Concentra segment were $505.7 million, compared to $86.8 million for the same period, prior year. Income from operations for the Concentra segment was $46.5 million for the six months ended June 30, 2016, compared to $2.3 million for the same period, prior year. Adjusted EBITDA for the Concentra segment was $77.2 million for the six months ended June 30, 2016, compared to $11.2 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 15.3% for the six months ended June 30, 2016, compared to 12.9% for the same period, prior year. Certain Concentra key statistics for the six months ended June 30, 2016 and 2015 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the six months ended June 30, 2016 under its authorized $500.0 million stock repurchase program. The program will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors.

Business Outlook

Select Medical is updating its business outlook following reporting its second quarter 2016 financial performance. Select Medical now expects for the full year of 2016 consolidated net operating revenues to be in the range of $4.25 billion to $4.35 billion, Adjusted EBITDA for the full year of 2016 to be in the range of $500.0 million to $530.0 million, and fully diluted income per common share for the full year 2016 to be in the range of $0.87 to $1.00. Refer to table X for a reconciliation of net income to Adjusted EBITDA expectations for the full year of 2016.

Select Medical’s business outlook has been updated to include the effects of the revised inpatient rehabilitation joint venture hospital openings,  long term acute care hospital closures, and the effective tax rate that occurred in the most recent quarter.

Conference Call

Select Medical will host a conference call regarding its second quarter results, as well as its business outlook, on Friday, August 5, 2016, at 9:00am EDT. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The conference ID for the call is 41469974. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, August 12, 2016. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 41469974. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics and occupational health centers in the United States based on the number of facilities. As of June 30, 2016, Select Medical operated 106 long term acute care hospitals and 18 acute medical rehabilitation hospitals in 26 states and 1,600 outpatient rehabilitation clinics in 37 states and the District of Columbia.  Select Medical’s joint venture subsidiary Concentra operated 301 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At June 30, 2016, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     our plans and expectations related to the Concentra and Physiotherapy acquisitions and our inability to realize anticipated synergies;

•                     private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including factors discussed under the section entitled, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 as such risk factors may be updated from time to time in our periodic filings with the SEC.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change

Net operating revenues	$887,065	$1,097,631	23.7%

Costs and expenses:
Cost of services	743,879	916,985	23.3%
General and administrative	24,041	25,870	7.6%
Bad debt expense	12,286	17,517	42.6%
Depreciation and amortization	21,848	36,205	65.7%

Income from operations	85,011	101,054	18.9%

Equity in earnings of unconsolidated subsidiaries	3,848	4,546	18.1%
Non-operating gain	—	13,035	N/M
Interest expense	(25,288)	(44,332)	75.3%

Income before income taxes	63,571	74,303	16.9%

Income tax expense	23,517	33,450	42.2%

Net income	40,054	40,853	2.0%

Less: Net income attributable to non-controlling interests	3,114	6,918	N/M

Net income attributable to Select Medical Holdings Corporation	$36,940	$33,935	(8.1)%

Weighted average shares outstanding(1):
Basic	127,674	127,626
Diluted	128,009	127,820

Income per common share(1):
Basic	$0.28	$0.26
Diluted	$0.28	$0.26

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $1.0 million for both the three months ended June 30, 2016 and 2015.  Unvested restricted weighted average shares were 3,764 thousand and 3,591 thousand for the three months ended June 30, 2016 and 2015, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change

Net operating revenues	$1,682,408	$2,185,961	29.9%

Costs and expenses:
Cost of services	1,408,264	1,839,247	30.6%
General and administrative	45,716	54,138	18.4%
Bad debt expense	24,956	33,914	35.9%
Depreciation and amortization	39,196	70,722	80.4%

Income from operations	164,276	187,940	14.4%

Loss on early retirement of debt	—	(773)	N/M
Equity in earnings of unconsolidated subsidiaries	6,440	9,198	42.8%
Non-operating gain	—	38,122	N/M
Interest expense	(46,676)	(83,180)	78.2%

Income before income taxes	124,040	151,307	22.0%

Income tax expense	46,701	50,510	8.2%

Net income	77,339	100,797	30.3%

Less: Net income attributable to non-controlling interests	5,336	12,029	N/M

Net income attributable to Select Medical Holdings Corporation	$72,003	$88,768	23.3%

Weighted average shares outstanding(1):
Basic	127,620	127,563
Diluted	127,944	127,709

Income per common share(1):
Basic	$0.55	$0.68
Diluted	$0.55	$0.68

Dividends paid per share	$0.10	$—

(1)               Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $2.6 million and $2.0 million for the six months ended June 30, 2016 and 2015, respectively.  Unvested restricted weighted average shares were 3,775 thousand and 3,616 thousand for the six months ended June 30, 2016 and 2015, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2015	June 30, 2016
Assets

Cash	$14,435	$78,420

Accounts receivable, net	603,558	613,790

Current deferred tax asset	28,688	43,955

Other current assets	102,473	88,862

Total Current Assets	749,154	825,027

Property and equipment, net	864,124	889,171

Goodwill	2,314,624	2,638,286

Other identifiable intangibles	318,675	343,928

Other assets	142,101	141,937

Total Assets	$4,388,678	$4,838,349

Liabilities and Equity

Payables and accruals	$504,119	$524,849

Current portion of long-term debt	225,166	10,511

Total Current Liabilities	729,285	535,360

Long-term debt, net of current portion	2,160,730	2,707,311

Non-current deferred tax liability	218,705	201,538

Other non-current liabilities	133,220	131,699

Total Liabilities	3,241,940	3,575,908

Redeemable non-controlling interests	238,221	245,784

Total equity	908,517	1,016,657

Total Liabilities and Equity	$4,388,678	$4,838,349

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended June 30, 2015 and 2016

(In thousands, unaudited)

	2015	2016
Operating Activities
Net income	$40,054	$40,853
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	24	3,734
Depreciation and amortization	21,848	36,205
Amortization of leasehold interests	—	172
Provision for bad debts	12,286	17,517
Equity in earnings of unconsolidated subsidiaries	(3,848)	(4,546)
Loss on disposal of assets	246	55
Gain on sale of assets and business	—	(13,068)
Stock compensation expense	3,395	4,198
Amortization of debt discount, premium and issuance costs	2,098	3,386
Deferred income taxes	(1,957)	(9,811)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(27,455)	(4,932)
Other current assets	(2,114)	3,451
Other assets	1,905	5,227
Accounts payable and accrued expenses	(2,457)	(25,091)
Income taxes	(6,500)	9,467
Net cash provided by operating activities	37,525	66,817

Investing activities
Purchases of property and equipment	(41,064)	(33,490)
Proceeds from sale of assets	—	8,766
Investment in businesses	145	(967)
Acquisition of businesses, net of cash acquired	(1,045,311)	(8,636)
Net cash used in investing activities	(1,086,230)	(34,327)

Financing activities
Borrowings on revolving facilities	445,000	130,000
Payments on revolving facilities	(225,000)	(205,000)
Net proceeds from Concentra term loans	623,575	—
Payment on term loans	—	(2,687)
Borrowings of other debt	3,008	15,355
Principal payments on other debt	(3,736)	(5,462)
Proceeds from bank overdrafts	8,411	26,477
Proceeds from issuance of common stock	836	636
Proceeds from issuance of non-controlling interest	217,065	3,103
Repurchase of common stock	—	(506)
Tax benefit from stock based awards	6	253
Distributions to non-controlling interests	(1,857)	(1,647)
Net cash provided by (used in) financing activities	1,067,308	(39,478)

Net increase (decrease) in cash and cash equivalents	18,603	(6,988)

Cash and cash equivalents at beginning of period	6,588	85,408
Cash and cash equivalents at end of period	$25,191	$78,420

V.  Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2015 and 2016

(In thousands, unaudited)

	2015	2016
Operating Activities
Net income	$77,339	$100,797
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	52	12,039
Depreciation and amortization	39,196	70,722
Amortization of leasehold interests	—	295
Provision for bad debts	24,956	33,914
Equity in earnings of unconsolidated subsidiaries	(6,440)	(9,198)
Loss on early retirement of debt	—	773
Loss on disposal of assets	251	55
Gain on sale of assets and businesses	—	(43,461)
Impairment of equity investment	—	5,339
Stock compensation expense	5,794	8,174
Amortization of debt discount, premium and issuance costs	4,027	7,077
Deferred income taxes	(4,428)	(13,286)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(89,265)	(44,096)
Other current assets	(8,038)	11,011
Other assets	3,568	4,213
Accounts payable and accrued expenses	9,632	4,780
Income taxes	18,416	28,821
Net cash provided by operating activities	75,060	177,969

Investing activities
Purchases of property and equipment	(68,912)	(80,258)
Proceeds from sale of assets and business	—	71,366
Investment in businesses	(855)	(1,590)
Acquisition of businesses, net of cash acquired	(1,047,997)	(421,519)
Net cash used in investing activities	(1,117,764)	(432,001)

Financing activities
Borrowings on revolving facilities	660,000	320,000
Payments on revolving facilities	(400,000)	(380,000)
Net Proceeds from Select term loans	—	600,127
Net Proceeds from Concentra term loans	623,575	—
Payments on term loans	(26,884)	(229,649)
Borrowings of other debt	9,590	22,082
Principal payments on other debt	(8,320)	(9,926)
Repurchase of common stock	—	(506)
Dividends paid to common stockholders	(13,129)	—
Proceeds from issuance of common stock	1,325	657
Proceeds from issuance of non-controlling interest	217,065	3,103
Proceeds from (repayment of) bank overdrafts	5,590	(2,138)
Tax benefit from stock based awards	11	269
Purchase of non-controlling interests	—	(1,294)
Distributions to non-controlling interests	(4,282)	(4,708)
Net cash provided by financing activities	1,064,541	318,017

Net increase in cash and cash equivalents	21,837	63,985

Cash and cash equivalents at beginning of period	3,354	14,435
Cash and cash equivalents at end of period	$25,191	$78,420

VI.  Key Statistics

For the Three Months Ended June 30, 2015 and 2016

(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	111	106
Rehabilitation hospitals (a)	17	18
Total specialty hospitals	128	124

Net operating revenues (,000)	$592,336	$585,816	(1.1)%

Number of patient days (b)	343,515	317,119	(7.7)%

Number of admissions (b)	14,024	13,094	(6.6)%

Net revenue per patient day (b)(c)	$1,590	$1,680	5.7%

Adjusted EBITDA (,000)	$91,447	$82,739	(9.5)%

Adjusted EBITDA margin	15.4%	14.1%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,028	1,600

Net operating revenues (,000)	$207,795	$256,928	23.6%

Number of visits (e)	1,336,284	2,122,330	58.8%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$28,722	$38,132	32.8%

Adjusted EBITDA margin	13.8%	14.8%

Concentra
Number of centers — end of period (g)	300	301

Net operating revenues (,000)	$86,829	$254,868	N/M

Number of visits (g)	673,834	1,890,348	N/M

Revenue per visit (g)(h)	$112	$118	5.4%

Adjusted EBITDA (,000)	$11,199	$43,039	N/M

Adjusted EBITDA margin	12.9%	16.9%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinic revenue or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

N/M = Not Meaningful

VII.  Key Statistics

For the Six Months Ended June 30, 2015 and 2016

(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	111	106
Rehabilitation hospitals (a)	17	18
Total specialty hospitals	128	124

Net operating revenues (,000)	$1,191,117	$1,184,770	(0.5)%

Number of patient days (b)	695,754	655,090	(5.8)%

Number of admissions (b)	28,425	26,955	(5.2)%

Net revenue per patient day (b)(c)	$1,583	$1,655	4.5%

Adjusted EBITDA (,000)	$187,919	$169,495	(9.8)%

Adjusted EBITDA margin	15.8%	14.3%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,028	1,600

Net operating revenues (,000)	$404,238	$495,010	22.5%

Number of visits (e)	2,572,772	3,698,884	43.8%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$50,855	$67,011	31.8%

Adjusted EBITDA margin	12.6%	13.5%

Concentra
Number of centers — end of period (g)	300	301

Net operating revenues (,000)	$86,829	$505,745	N/M

Number of visits (g)	673,834	3,736,063	N/M

Revenue per visit (g)(h)	$112	$118	5.4%

Adjusted EBITDA (,000)	$11,199	$77,192	N/M

Adjusted EBITDA margin	12.9%	15.3%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

N/M = Not Meaningful

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2015 and 2016

(In thousands, unaudited)

The presentation of Adjusted EBITDA income (loss) is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Measure Reconciliation	2015	2016	2015	2016
Net income	$40,054	$40,853	$77,339	$100,797
Income tax expense	23,517	33,450	46,701	50,510
Interest expense	25,288	44,332	46,676	83,180
Non-operating gain	—	(13,035)	—	(38,122)
Equity in earnings of unconsolidated subsidiaries	(3,848)	(4,546)	(6,440)	(9,198)
Loss on early retirement of debt	—	—	—	773
Income from operations	$85,011	$101,054	$164,276	$187,940
Stock compensation expense:
Included in general and administrative	2,749	3,399	4,640	6,839
Included in cost of services	574	799	1,010	1,335
Depreciation and amortization	21,848	36,205	39,196	70,722
Physiotherapy acquisition costs	—	—	—	3,236
Concentra acquisition costs	4,715	—	4,715	—
Adjusted EBITDA	$114,897	$141,457	$213,837	$270,072

Specialty hospitals	$91,447	$82,739	$187,919	$169,495
Outpatient rehabilitation	28,722	38,132	50,855	67,011
Concentra	11,199	43,039	11,199	77,192
Other (a)	(16,471)	(22,453)	(36,136)	(43,626)
Adjusted EBITDA	$114,897	$141,457	$213,837	$270,072

(a)           Other primarily includes general and administrative costs.

IX.  Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three and Six Months Ended June 30, 2015 and 2016

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under generally accepted accounting principles.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. The Company believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares is important to investors because it is reflective of the financial performance of our ongoing operations and provides better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income available to common stockholders and income per common share — diluted shares to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.  Adjusted net income available to common stockholders is defined as net income available to common shareholders before non-operating gain (loss) and gain (loss) on early retirement of debt.

	Three Months Ended June 30,
	2015	Per share (a)	2016	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$36,940		$33,935
Earnings allocated to unvested restricted stockholders	(1,011)		(972)
Net income available to common stockholders	35,929	$0.28	32,963	$0.26

Adjustments:
Non-operating gain:
Gain on sale of contract therapy	—		(3,500)
Gain on exchange of long term acute care hospitals	—		(7,810)
Gain on sale of outpatient rehabilitation clinics	—		(1,725)
Estimated income tax expense (b)	—		8,776
Earnings allocated to unvested restricted stockholders	—		97
Adjusted net income available to common stockholders	$35,929	$0.28	$28,801	$0.23
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.28		$0.23

Weighted average common shares outstanding:
Basic		127,674		127,626
Diluted		128,009		127,820

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax expense on the adjustments to net income.

Refer to Reconciliation of Income per Common Share to Adjusted Income per Common Share for the six months ended June 30, 2015 and 2016 on the next page.

	Six Months Ended June 30,
	2015	Per share (a)	2016	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$72,003		$88,768
Earnings allocated to unvested restricted stockholders	(1,984)		(2,552)
Net income available to common stockholders	70,019	$0.55	86,216	$0.68

Adjustments:
Non-operating gain:
Gain on sale of contract therapy	—		(33,933)
Gain on exchange of long term acute care hospitals	—		(7,810)
Loss on impairment of equity method investment	—		5,339
Gain on sale of outpatient rehabilitation clinics	—		(1,725)
Loss on early retirement of debt	—		773
Estimated income tax expense (b)	—		5,735
Earnings allocated to unvested restricted stockholders	—		860
Adjusted net income available to common stockholders	$70,019	$0.55	$55,455	$0.43
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.55		$0.43

Weighted average common shares outstanding:
Basic		127,620		127,563
Diluted		127,944		127,709

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax expense on the adjustments to net income.

X.  Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the year ending December 31, 2016

(In millions, unaudited)

The following is a reconciliation of full year 2016 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VIII for the definition of Adjusted EBITDA and a discussion of the Company’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2016 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income	$139	$156
Income tax expense	75	88
Interest expense	175	175
Non-operating gain	(38)	(38)
Equity in earnings of unconsolidated subsidiaries	(16)	(16)
Loss on early retirement of debt	1	1
Income from operations	$336	$366
Stock compensation expense	16	16
Depreciation and amortization	145	145
Physiotherapy acquisition costs	3	3
Adjusted EBITDA	$500	$530